Exhibit 8



                                January 15, 1998



Lockhart Caribbean Corporation
c/o John P. deJongh, Jr., President
P.O. Box 7020
St. Thomas, VI 00801

           Re:  Federal Income Tax Consequences

Dear Mr. deJongh:

         We have acted as tax counsel to Lockhart Caribbean Corporation (the "Company"), a United States Virgin Islands corporation, in connection with its sale of up to 2,000,000 shares of Class A Common stock of the Company and 2,000,000 warrants to purchase 200,000 shares of Class A Common stock of the Company pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission on September 5, 1997, as amended as of December 12, 1997 and as of January 16, 1998 (the "Registration Statement").

         You have requested our opinion concerning certain of the Federal income tax consequences to the Company and the purchasers of the securities described above in connection with the sale described above. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, properties and governing documents of the Company.

         In our capacity as tax counsel to the Company,  we have made such legal
and  factual   examinations  and  inquiries  as  we  have  deemed  necessary  or appropriate for purposes of this opinion.

         We are opining herein only as to the effect on the subject transaction of the Federal income tax laws of the United States and the income tax laws of the United States Virgin Islands; and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, rules, regulations or other authorities of the United States or the United States Virgin Islands or any other state, local or other jurisdiction or any agency of any of the same.

         Based on such facts and assumptions, it is our opinion that the information in the Registration Statement set forth under the caption "Federal Income Tax Consequences", to the extent such information constitutes matters of law, summaries of legal matters or legal conclusions is accurate in all material respects.

         No opinion is expressed as to any matter not discussed herein.

         This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

         This opinion is rendered only to the Company, and is solely for use by the Company in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by the Company for any other purpose, or furnished to, quoted to any other person, firm or corporation for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. in giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,

                                            TUCKER, FLYER & LEWIS,
                                            a professional corporation



                                            By   /s/ Stefan F Tucker
                                              -------------------------
                                                     Stefan F. Tucker,
                                                     Vice President